Exhibit 10.2

AMENDMENT TO

CERTAIN EQUITY-BASED AWARD AGREEMENTS

Agreement dated as of August 14, 2014 by and between Tronox Limited (the “Company”) and Thomas J. Casey (the “Executive”).

WHEREAS, the Executive has been granted Option Awards, Restricted Share Awards and an RSU Award pursuant to the Tronox Limited Management Equity Incentive Plan (the “Plan”), and was granted Restricted Stock Awards pursuant to a predecessor plan, the Tronox Incorporated 2010 Management Equity Incentive Plan, which were thereafter adopted and assumed by the Company and as so assumed and adopted became subject to the provisions of the Plan (the awards, collectively, the “Awards”), as evidenced by, and subject to the terms and conditions set forth in, the Award Agreements listed in Exhibit A attached hereto (collectively, the “Listed Award Agreements”);

WHEREAS, the Company and the Executive wish to amend certain provisions of the Listed Award Agreements to assure consistency of language used in them and in the Executive’s Employment Agreement in references to comparable terms and provisions, it being understood that for purposes of this Amendment “Employment Agreement” shall mean the Executive’s Amended and Restated Employment Agreement with Tronox LLC and the Company dated as of August 14, 2014;

WHEREAS, the Company and the Executive wish to amend provisions of the Listed Award Agreements relating to the vesting of the Awards upon the occurrence of certain terminations of employment, relating to the period for exercise of the Option Awards following such terminations of employment, and relating to the vesting of certain of the Awards in connection with the occurrence of a Change in Control, and also wish to make certain other changes in the Listed Award Agreements;

WHEREAS, under the terms of the Plan and each Listed Award Agreement, the Committee is authorized, in its discretion, to determine, and to amend, the terms and conditions in such Agreements, and has duly adopted a Resolution dated August 12, 2014, approving the amendments to the Listed Award Agreements hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto agree, effective as of the date first written above:

1. Notwithstanding any provision to the contrary in any Listed Award Agreement, in the Plan or in the Employment Agreement, in the event of the Executive’s Termination of Employment as a result of death, Disability, Retirement (which shall mean a Termination of Employment that is not a Termination for Cause and that occurs at or after age 65 or at such earlier date after age 50 as may be approved by the Committee, in its discretion, with regard to the Executive), Termination by the Company without Cause or Termination by the Executive for Good Reason (as defined in his Employment Agreement as in effect as of the date of his Termination), then the following provisions shall apply and the Listed Award Agreements are hereby amended as follows:

(a) Any Award or part thereof that is subject to time-based vesting criteria, to the extent not already vested, shall vest in full as of the date of the Executive’s Termination;

(b) Any Option that so vests in accordance with clause (a) above, or which had become vested prior to, and is still exercisable as of the date of the Executive’s Termination, shall be exercisable by the Executive (or, in the case of his death, by the legal representative of the Executive’s estate or the trustees of any trusts established under the Executive’s will or by the executive during his lifetime) at any time within the one year period from the Date of Termination, but in no event beyond the expiration of the stated term of the Option; provided, however, if the Executive dies within such exercise period, the Option may thereafter be exercised by the legal representative of the Executive’s estate or the trustees of any trusts established under the Executive’s will or by the executive during his lifetime, for a period of one year from the date of such death but in no event beyond the expiration of the stated term of the Option;

(c) Any part of any Award that is subject to performance-based vesting criteria, to the extent not already vested, shall vest as follows:

(i) If the Executive’s Termination is due to his death, Disability or Retirement, the performance-based part of the Award shall vest in full as of the date of the Executive’s Termination as if all applicable vesting criteria had been met at target levels.

(ii) If the Executive’s Termination is due to Termination by the Company without Cause or Termination by the Executive for Good Reason, a pro rata portion of the performance-based part of the Award shall vest as of the date of the Executive’s Termination as if all applicable vesting criteria had been met at target levels with the exception of the performance-based portion (70%) of the Initial Equity Restricted Share Award, the vesting of which shall be based on actual achievement of performance targets at the end of the 3-year performance period. Such pro rata portion shall be determined by multiplying the total number of shares granted under the Award that are subject to performance-based vesting criteria by a fraction, the numerator of which is the number of days that have elapsed beginning on the grant date of the Award and ending on the date of the Executive’s Termination and the denominator of which is the number of days in the original performance period of the Award; provided, however, the Committee may, in its sole discretion, vest a portion of the performance-based part of such Award that is greater than the pro rata portion.

(iii) If a pro rata portion of the performance-based part of any Award becomes vested upon the Executive’s Termination pursuant to clause (ii) above, and if (x) as of the date such Termination, neither a Change in Control nor the signing of an agreement intended to effect a Change in Control (“Change in Control Agreement”) has occurred or (y) such Termination occurs after a Change in Control Agreement has been signed but prior to the occurrence of a Change in Control, then the portion of such part of the Award that does not become vested upon the Executive’s Termination pursuant to clause (ii) above (such portion, the “Remaining Unvested Portion”) shall not be immediately forfeited upon the Executive’s Termination but instead shall remain outstanding for the periods following the date of the Executive’s Termination as described below (each such period, a Vesting Suspension Period”) .

(A) In the case of a Termination described in clause (x) above, the initial Vesting Suspension Period shall be a period of six (6) months following the Executive’s date of Termination. If no Change in Control Agreement has been entered into prior to the expiration of such period, then the Remaining Unvested Portion of the performance-based part of such Award shall be forfeited and cancelled upon the expiration of such period. If a Change in Control Agreement is entered into prior to the expiration of the foregoing vesting suspension period, then the Executive’s Vesting Suspension Period shall be extended for the additional period described in clause (B) below.

(B) In the case of a Termination described in clause (y) above, and in the case of a Termination described in clause (x) above where a Change in Control Agreement is entered into on or prior to the expiration date of the Executive’s initial Vesting Suspension Period, the Remaining Unvested Portion of the performance-based part of such Award shall continue to remain outstanding, and shall not be forfeited. The Remaining Unvested Portion of the performance-based part of such Award shall become fully vested upon the occurrence of such Change in Control.

2. Each of the Listed Award Agreements is hereby amended (a) to delete the term “Qualified Change in Control” and replace it with the term “Change in Control”, which shall have the same meaning as assigned to such term in the Tronox Limited Management Equity

Incentive Plan; and (b) to provide, with respect to the performance-based part of any Restricted Share Award granted thereunder that becomes vested upon the occurrence of a Change in Control that such part of the Award shall become vested as if all applicable performance vesting criteria had been met at target levels.

3. Sections 7 and 8 of the Listed Award Agreements for the grants to the Executive of his Restricted Share Awards and his RSU Award, and Sections 8 and 9 of the Listed Award Agreements for the grants to the Executive of his Option Awards, are hereby amended by adding at the end of each such Section the following:

“Notwithstanding anything in this Section to the contrary, no amendment shall be made to this Award Agreement that materially adversely alters or impairs any rights of the Participant with respect to the Award granted to him hereunder without the Participant’s consent in writing to such amendment.”

4. The Listed Award Agreement for the Restricted Share Unit Award granted to the Executive on February 10, 2014 is hereby further amended as follows:

(a) Section 4 of such Award Agreement is amended to read as follows:

“4. Delivery of Unrestricted Shares. If and when RSUs awarded by this Agreement become vested, the Units shall cease to be liable to be forfeited by the Participant. By no later than ten (10) days following the date on which any RSUs awarded hereunder become vested the Company, subject to satisfaction of the tax withholding requirements under Section 10 below, shall (i) deliver to the Participant a certificate for a number of unrestricted Shares equal to the total number of RSUs that vested on such date and (ii) make a Dividend Equivalent Payment to the Participant with respect to such RSUs as provided in Section 7.5.5(b) of the Plan.”

(b) Section 5 of such Award Agreement is amended to delete therefrom subsection (c).

(c) Section 6(a) of such Award Agreement is amended to delete therefrom the second sentence.

5. The Listed Award Agreements representing the assumption and adoption by Tronox Limited of the grants to the Executive his Sign-On and Initial Equity Restricted Share Awards are hereby further amended as follows, to reflect the 5-1 split of Tronox Limited Shares that occurred on July 26, 2012:

(a) The number of Shares covered by the Sign-On Equity Restricted Share Award, initially stated to be 50,000 Restricted Shares, shall be changed to 250,000 Restricted Shares.

(b) The number of shares covered by the Initial Equity Restricted Share Award, initially stated to be 26,930 shares of Restricted Shares, shall be changed to 134,650 Restricted Shares.

6. Sections 3(b) and 3(c) of the Listed Award Agreement for the Restricted Share Award granted to the Executive on February 25, 2013 are hereby further amended by changing the percentage of the total number of Restricted Shares covered by such Award that are to comprise, respectively, the TSR Shares, and the ROCA Shares, portions of the Award, which in each case is presently stated to be 20%, so as to read: “30%”.

7. Except as modified by this Agreement, all of the terms and conditions of each Listed Award Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives, as of the date first written hereinabove.

TRONOX LIMITED:	THOMAS J. CASEY

By: /s/ Richard L. Muglia	/s/ Thomas J. Casey
Name: Richard L. Muglia	Name: Thomas J. Casey
Title: Senior Vice President and General Counsel	Title: Chief Executive Officer

Date: August 14, 2014	Date: August 14, 2014

EXHIBIT A

AWARD AGREEMENTS

Set out below are the Award Agreements between Tronox Limited and Thomas J. Casey that are referred to as the Listed Award Agreements in the Agreement to which this Exhibit is attached.

1.	Sign-On Equity Restricted Share Award Agreement as provided in the Employment Agreement assuming and adopting the October 5, 2011 Restricted Stock Award by Tronox Incorporated to Thomas J. Casey covering the grant of 50,000 Restricted Shares.

2.	Initial Equity Restricted Share Award Agreement as provided in the Employment Agreement assuming and adopting the October 5, 2011 Restricted Stock Award by Tronox Incorporated to Thomas J. Casey covering the grant of 26,930 Restricted Shares.

3.	Restricted Share Award Agreement dated October 5, 2012 covering the grant of 119,971 Restricted Shares.

4.	Restricted Share Award Agreement dated February 25, 2013 covering the grant of 155,377 Restricted Shares.

5.	Restricted Share Unit Award Agreement dated February 10, 2014 covering the grant of 142,937 Restricted Share Units.

6.	Non-Qualified Share Option Agreement dated February 25, 2013 covering the grant of an Option for 200,000 Shares.

7.	Non-Qualified Share Option Agreement dated February 10, 2014 covering the grant of an Option for 157,407 Shares.